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                         WELLPOINT HEALTH NETWORKS INC.
                BOARD OF DIRECTORS DEFERRED COMPENSATION PLAN


                                 ARTICLE I
                                  PURPOSE

     This Deferred Compensation Plan is designed to provide members of the Board of Directors at WellPoint Health Networks Inc. who are not employees of the Company an opportunity to defer certain compensation received by them from the Company in accordance with the terms and conditions set forth herein.

     In order for the Plan to accomplish its objective, it must meet certain requirements to insure that Eligible Directors are not taxed on their deferred compensation until paid. If the Plan is found not to comply with the requirements for income tax deferral, the Plan will be "unwound" and all deferred amounts will be paid to the Participants in accordance with their interests under the Plan. This will cause the recipients to lose the benefit of the deferral of taxable income and to recognize taxable income.


                                 ARTICLE II
                                 DEFINITIONS

     In this Plan, the following terms have the meanings indicated below:

     2.01 "ACCOUNT" means amounts credited to a Participant under Articles III and IV of the Plan and any earnings thereon under Article V of the Plan. To the extent it considers necessary or appropriate, the Committee or its delegate shall maintain a separate subaccount for each type of deferral under the Plan or shall otherwise provide a means for determining that portion of an Account attributable to each type.

     2.02 "BENEFICIARY" means the person or persons, natural or otherwise, designated in writing, to receive a Participant's vested Account if the Participant dies before distribution of his or her entire vested Account. A Participant may designate one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant's Beneficiary designation will be made in writing pursuant to such procedures as the Committee may establish and delivered to the Committee before the Participant's death. The Participant may revoke or change this designation at any time before his or her death by following such procedures as the Committee will establish. If the Committee has not received a Participant's Beneficiary designation before the Participant's death or if the Participant does not otherwise have an effective Beneficiary designation on file when he or she dies, the Participant's vested Account will be distributed to the Participant's estate.

     2.03  "BOARD" means the board of directors of WellPoint Health Networks
Inc.

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     2.04  "CASH COMPENSATION" means the annual retainer, board meeting fees, committee meeting fees, telephone meeting fees and, if applicable, any other cash compensation received by a Participant from the Company during the Plan Year.

     2.05 "CASH COMPENSATION DEFERRAL" means a Participant's deferral of all or any portion of his or her Cash Compensation pursuant to Article III.

     2.06 "CESSATION OF SERVICE" means cessation of service as a non-employee Director of the Company, by reason other than death.

     2.07  "CODE" means the Internal Revenue Code of 1986, as amended.

     2.08 "COMMITTEE" means the WellPoint Health Networks Inc. Compensation Committee, as constituted from time to time. The Committee has full discretionary authority to administer and interpret the Plan, to determine eligibility for Plan benefits, to select employees for Plan participation, and to correct errors. The Committee may delegate its duties and responsibilities and, unless the Committee expressly provides to the contrary, any such delegation will carry with it the Committee's full discretionary authority to accomplish the delegation. Decisions of the Committee and its delegate will be final and binding on all persons.

     2.09  "COMPANY" means WellPoint Health Networks Inc.

     2.10 "ELECTIVE STOCK OPTION" means a non-statutory option to purchase shares of the Company's common stock pursuant to the terms and conditions of
Article III below.

     2.11  "ELIGIBLE DIRECTOR" means a non-employee Director of the Company.

     2.12 "EQUITY COMPENSATION" means the annual stock grant payable to a Participant pursuant to Article 4.1 of the Company's Option Plan (or any successor plan).

     2.13 "EQUITY COMPENSATION DEFERRAL" means a Participant's deferral of all or any portion of his or her Equity Compensation pursuant to Article IV.

     2.14 "FAIR MARKET VALUE" means the closing market price per share of the Company's common stock as reported on the New York Stock Exchange on the preceding trading day.

     2.15 "OPTION PLAN" means the WellPoint Health Networks Inc. Stock Option/Award Plan, as amended from time to time.

     2.16 "PARTICIPANT" means a current or former Eligible Director who retains an Account.

     2.17 "PLAN" means this WellPoint Health Networks Inc. Board of Directors Deferred Compensation Plan, as amended from time to time.

     2.18  "PLAN YEAR" means the calendar year.

     2.19 "SAVINGS PROGRAM" means the Salary Deferral Savings Program of WellPoint Health Networks Inc., as amended from time to time.

                                      2.
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                                 ARTICLE III
                        CASH COMPENSATION DEFERRALS

     3.01  CASH COMPENSATION DEFERRALS.

           (a) ELECTIONS. In order to be eligible for Cash Compensation Deferrals for a Plan Year, an Eligible Director must make an election to make Cash Compensation Deferrals for such Plan Year. Such election generally must be made by an Eligible Director and received by the Company before the calendar year in which the Compensation is earned. However, if an individual first becomes an Eligible Director during a Plan Year, an Eligible Director may elect, within thirty (30) days after he or she is first notified that he or she is eligible to participate in the Plan, to elect Cash Compensation Deferrals with respect to Cash Compensation for services performed after the election during such Plan Year. Elections will remain in effect for one Plan Year or, if the Committee so permits, all subsequent Plan Years during which the individual remains an Eligible Director. Such election may be revoked, but any revocation cannot be made effective before the first day of the Plan Year beginning after the date the revocation is filed.

           (b) LATE ELECTION. If an Eligible Director does not make a timely election for a Plan Year, no Cash Compensation Deferrals will be made under the Plan on behalf of that Eligible Director with regard to that election for that Plan Year.

           (c) AMOUNT. An Eligible Director may elect to defer receipt of any whole percentage or whole dollar amount of his or her Cash Compensation.


           (d) CREDITING. Cash Compensation Deferrals will be credited to Eligible Directors' Accounts as of the last day of the calendar quarter in which such Cash Compensation would otherwise have been paid.

     3.02 ELECTIVE STOCK OPTION GRANTS. An Eligible Director may, in lieu of an election to make Cash Compensation Deferrals, elect, in accordance with the same election procedures set forth in Section 3.01 above, to forgo all or any portion of his or her Cash Compensation in return for the grant of a non-statutory stock option under the Option Plan. Such grant shall be made on the last business day of the calendar quarter in which the Cash Compensation would otherwise have been paid. The number of shares of common stock subject to the option shall be determined pursuant to the following formula (rounded down to the nearest whole number of shares):

                  X = A / (B X 25%), where

                  X is the number of option shares,

                  A is the dollar amount of Cash Compensation subject to the Participant's election, and

                  B is the Fair Market Value per share of common stock on the option grant date.

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     The terms of each Elective Stock Option shall be the same as the terms in effect at the time of such grant for Automatic Stock Options granted to Eligible Directors under the Option Plan.


                                  ARTICLE IV
                        EQUITY COMPENSATION DEFERRALS

     4.01  EQUITY COMPENSATION DEFERRALS.

           (a) ELECTIONS. In order to be eligible to elect Equity Compensation Deferrals for a Plan Year, an Eligible Director must make an election to make Equity Compensation Deferrals for such Plan Year. Such election generally must be made by an Eligible Director and received by the Company before the calendar year in which the Equity Compensation would otherwise be granted. However, if an individual first becomes an Eligible Director during a Plan Year, an Eligible Director may elect, within thirty
(30) days after he or she is first notified that he or she is eligible to participate in the Plan, to elect Equity Compensation Deferrals for the balance of the Plan Year. Elections will remain in effect for one Plan Year or, if the Committee so permits, all subsequent Plan Years during which the individual remains an Eligible Director. Such election may be revoked, but any revocation cannot be made effective before the first day of the Plan Year beginning after the date the revocation is filed.

           (b) LATE ELECTION. If an Eligible Director does not make a timely election for a Plan Year, no Equity Compensation Deferrals will be made under the Plan on behalf of that Eligible Director with regard to that election for that Plan Year.

           (c) AMOUNT. An Eligible Director may elect to defer receipt of any whole percentage or whole share amount of his or her Equity Compensation for the Plan Year.

           (d) CREDITING. Equity Compensation Deferrals will be credited to Eligible Directors' Accounts, as of the date that the Equity Compensation would otherwise have been paid, in the form of a future right to receive the same number of shares that would have been paid absent such Eligible Director's election to defer such Equity Compensation. A Participant may not elect to have the Equity Compensation that he or she defers under this Plan credited with earnings in accordance with Article V.


                                   ARTICLE V
                  EARNINGS ON CASH COMPENSATION DEFERRALS

     A Participant may elect to have Cash Compensation Deferrals credited to his or her Account under the Plan credited with earnings, at periodic intervals determined by the Committee, at a rate equal to the actual rate of return for such period of an investment fund or funds or index or indices selected by that Participant from a range of investment vehicles authorized by the Committee. The rate of return on investment vehicles shall be tracked solely for the purpose of computing the amount of benefits payable to Participants under the Plan. The Company shall not be obligated to make any actual investment. It is intended that, unless otherwise determined by the Committee, the applicable investment funds shall be the same as

                                      4.
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those offered under the Savings Program, but in any event shall include a
WellPoint Health Networks Inc. Common Stock Fund, pursuant to which earnings and losses shall be determined based on changes in the Fair Market Value of the Company's common stock.


                                  ARTICLE VI
                                    VESTING

     Each Participant shall at all times have a fully-vested and non-forfeitable right to all amounts properly credited to his or her Account.

                                  ARTICLE VII
                                 DISTRIBUTIONS

     7.01 DISTRIBUTION OF BENEFITS. Eligible Directors must elect the manner in which their vested Accounts will be paid out by following the procedures described below and by satisfying such additional requirements as the Committee may determine.

           (a) ELECTIONS. When an Eligible Director first confirms his or her initial participation in the Plan the Eligible Director must elect, in writing, which of the distribution options described below will govern payment of the Eligible Director's vested Account.

           (b) TIMING. A Participant may elect to have the vested portion of his or her Account distributed, based on the Participant's election under (a) above, within the 30 to 60 day period following one of the following distribution events: (i) the date of the Participant's Cessation of Service,
(ii) the date of the Participant's death, (iii) the date, if any, specified by the Participant in his or her election or (iv) the earliest of any (i),
(ii) or (iii) above elected by the Participant. Please note that under option (iii), above, the date specified must be at least twelve (12) months from the date of initial election to defer and in no event later than the fifth (5th) anniversary of Participant's Cessation of Service.

           (c) FORM. The vested portion of a Participant's Account will be distributed, based on the Participant's election under (a) above, in one of the following forms: (i) a lump sum, (ii) a series of annual installments, not in excess of five (5) or (iii) a distribution schedule specified by the Participant and approved by the Committee. The amount of each installment will be the amount, if any, specified by the Participant or the remaining balance of the Participant's vested Account divided by the number of installments remaining (including the installment to be made). Amounts credited to a Participant's Account under the WellPoint Health Networks Inc. Common Stock Fund reflecting Cash Compensation Deferrals (or earnings thereon) shall be distributed in cash, based on the Fair Market Value per share of the Company's common stock on the date before the scheduled date of payment. Equity Compensation credited under the plan will be paid in shares of the Company's common stock.

           (d) SUBSEQUENT ELECTIONS. A Participant may change a distribution election with respect to his or her vested Account by submitting the change to the Committee, in writing, at least twelve (12) months before the Participant was originally to receive such a distribution. The subsequent election will be valid only if the distribution does in fact occur more than

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twelve (12) months after the date of such subsequent election.  However, in the event a Participant makes a subsequent election to receive a distribution upon Cessation of Service, and such Participant ceases to provide services within twelve (12) months of such subsequent election, the distribution will be made in accordance with the subsequent election, provided the date of Cessation of Service was not fixed.

           (e) DEFAULT. If, upon a Participant's Cessation of Service, the Committee does not have a proper distribution election on file for that Participant, the vested portion of that Participant's Account will be distributed to the Participant in one lump sum within the 30 to 60 day period after the Participant's Cessation of Service.

     7.02 DEATH. If a Participant dies with a vested amount in his or her Account, whether or not the Participant was receiving payouts from that Account at the time of his or her death, the Participant's Beneficiary will receive the vested amount in the Participant's Account, in accordance with the time and form of distribution set forth in (b) and (c) above.

     7.03 ACCELERATED DISTRIBUTIONS. Pursuant to the following restrictions, a Participan t may accelerate the timing and form of distribution:

           (a) HARDSHIP WITHDRAWAL. If a Participant has an immediate and heavy financial need (as defined by the Savings Program) and has no other resources reasonably available to meet this need (as defined by the Savings Program), the Participant may request a hardship withdrawal. The total hardship withdrawal must be approved by the Committee, and shall be limited to the amount necessary to meet the financial need, and in no event may such amount exceed the vested portion of the Participant's Account.

           (b) FORFEITURE. Absent a demonstration of immediate and heavy financial need described above in paragraph (a), a Participant may elect to receive eighty-five percent (85%) of his or her entire vested Account in an early distribution at any time upon thirty (30) days written request, in which case the remaining fifteen percent (15%) of the Participant's entire vested Account shall be permanently forfeited. A Participant electing to receive a forfeiture distribution may not again participate in the Plan until the Plan Year that is at least twelve (12) months following the Plan Year in which such distribution occurred.


                                 ARTICLE VIII
                                MISCELLANEOUS

     8.01 LIMITATION OF RIGHTS. Participation in this Plan does not give any individual the right to be retained in the service of the Company or of any related entity or to continue to serve a member of the Board.

     8.02 CLAIMS PROCEDURE. If a Participant or Beneficiary ("Claimant") believes that he or she is entitled to a greater benefit under the Plan, the Claimant may submit a signed, written application to the Committee within 90 days of having been denied such a greater benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days of having been denied such a greater benefit. The Claimant will generally be notified of the approval or denial of this application within 90 days of the date that the Committee receives the

                                      6.
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application.  If the claim is denied, the notification will state specific reasons for the denial and the Claimant will have 60 days to file a signed, written request for a review of the denial with the Committee. This request will include the reasons for requesting a review, facts supporting the request and any other relevant comments. The Committee, operating pursuant to its discretionary authority to administer and interpret the Plan and to determine eligibility for benefits under the terms of the Plan, will generally make a final, written determination of the Claimant's eligibility for benefits within 60 days of receipt of the request for review.

     8.03 INDEMNIFICATION. The Company will indemnify and hold harmless the Directors, the members of the Committee, and employees of the Company who may be deemed fiduciaries of the Plan, from and against any and all liabilities, claims, costs and expenses, including attorneys' fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan, other than such liabilities, claims, costs and expenses as may result from the gross negligence or willful misconduct of such persons. The Company shall have the right, but not the obligation, to conduct the defense of such persons in any proceeding to which this Section applies.

     8.04 ASSIGNMENT. To the fullest extent permitted by law, benefits under the Plan and rights thereto are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Beneficiary.

     8.05 INABILITY TO LOCATE RECIPIENT. If a benefit under the Plan remains unpaid for two years from the date it becomes payable, solely by reason of the inability of the Committee to locate the Participant or Beneficiary entitled to the payment, the benefit shall be treated as forfeited. Any amount forfeited in this manner shall be restored without interest upon presentation of an authenticated written claim by the person entitled to the benefit.

     8.06 AMENDMENT AND TERMINATION. The Committee may, at any time, amend or terminate the Plan. Any amendment must be made in writing; no oral amendment will be effective. No amendment may, without the consent of an affected Participant (or, if the Participant is deceased, the Participant's Beneficiary), adversely affect the Participant's or the Beneficiary's rights and obligations under the Plan with respect to amounts already credited to a Participant's Account. Notwithstanding the foregoing, if the Plan is terminated, the Company may determine that all Accounts will be paid out as soon as practicable thereafter in single sum payments.

     8.07 APPLICABLE LAW. To the extent not governed by Federal law, the Plan is governed by the laws of the State of California. If any provision of the Plan is held to be invalid or unenforceable, the remaining provisions of the Plan will continue to be fully effective.

     8.08 NO FUNDING. The Plan constitutes a mere promise by the Company to make payments in the future in accordance with the terms of the Plan. Participants and Beneficiaries have the status of general unsecured creditors of the Company. Except to the extent provided below in Section 8.09, Plan benefits will be paid from the general assets of the Company and nothing in the Plan will be construed to give any Participant or any other person rights to any specific assets of the Company. In all events, it is the intention of the Company and all Participants that the Plan be treated as unfunded for tax purposes.

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     8.09  TRUST.  Except to the extent the Committee determines otherwise before a benefit is credited under the Plan, Plan benefits will be paid from the assets of a grantor trust (the "Trust") established by the Company to assist it in meeting its obligations and, to the extent that such assets are not sufficient, by the Company. The Trust shall conform to the terms of the Internal Revenue Service Model Trust as described in Internal Revenue Service Procedure 92-64.













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